Exhibit 23.5
Date: January 2010
Teekay Corporation
4th Floor, Belvedere Building
69 Pitts Bay Road
Hamilton, HM 08, Bermuda
Ladies and Gentlemen:
     Reference is made to the Form F-3 registration statement (the “Registration Statement”) relating to the public offering of Senior Notes due 2020 of Teekay Corporation (the “Company”). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical information supplied by us set forth in the sections of the Registration Statement entitled “Summary” and “Business.” We further advise the Company that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:
•	some information in our database is derived from estimates or subjective judgments;
•	the information in the database of other maritime data collection agencies may differ from the information in our database; and
•	while we have taken reasonable care in the compilation of the statistical information and believe it to be accurate and correct, data compilation is subject to limited audit and validation procedures and may accordingly contain errors.
We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company on Form F-3 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the reference to our firm in the section of the Prospectus entitled “Industry and market data.”

For R.S. Platou Shipbrokers a.s
By:	/s/ Dag E. Sanderberg
	Name:	Dag E. Sanderberg
	Title:	Vice Pres. & Sen. Partner

RS Platou ASA RS Platou Shipbrokers AS RS Platou Offshore AS	Telephone +47 23 11 20 00 Telefax +47 23 11 23 00	NO 955 514 262 MVA www.platou.com	Haakon VII’s gate 10 P.O. Box 1604 Vika N-O119 0slo, Norway